Exhibit 99.3

December 7, 2020

Board of Directors

ConocoPhillips

925 N. Eldridge Parkway

Houston, TX 77079

Re:        Amendment No. 1 to Registration Statement on Form S-4 of ConocoPhillips (file No. 333-250183), filed December 7, 2020 (the “Amended Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 18, 2020 (“Opinion Letter”), with respect to the fairness from a financial point of view to ConocoPhillips (the “Company”) of the exchange ratio of 1.46 shares of common stock, par value $0.01 per share, of the Company to be issued in exchange for each share of common stock, par value $0.001 per share, of Concho Resources Inc. (“Concho Resources”), pursuant to the Agreement and Plan of Merger, dated as of October 18, 2020, by and among the Company, Falcon Merger Sub Corp., a wholly owned subsidiary of the Company, and Concho Resources.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Amended Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the ConocoPhillips Board of Directors and Reasons for the Merger,” “The Merger—Opinion of Goldman Sachs, ConocoPhillips’ Financial Advisor,” and “The Merger—ConocoPhillips Unaudited Forecasted Financial Information” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Amended Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)